Filed Pursuant to Rule 424(b)(3)
File Number 333-192064

Prospectus Supplement No. 8
(To Prospectus dated May 22, 2014)

Hipcricket, Inc.
31,037,500 Shares of Common Stock

This Prospectus Supplement No. 8 supplements the prospectus dated May 22, 2014 (as supplemented to date, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-192064).  The Prospectus and this prospectus supplement relate to the disposition from time to time of up to 31,037,500 shares of our common stock, which are held or may be held by the selling stockholders named in the Prospectus.  We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.  This prospectus supplement updates, amends and supplements the information included in the Prospectus.  If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Current Report on Form 8-K

On October 20, 2014, we filed a Current Report on Form 8-K with the Securities and Exchange Commission.  The text of such Form 8-K is attached hereto.

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Investing in our common stock involves a high degree of risk. In reviewing the Prospectus and this prospectus supplement, you should carefully consider the matters described under the heading “Risk Factors” beginning on page 3 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is October 20, 2014.

Item 1.01                      Entry into a Material Definitive Agreement

On October 15, 2014, Hipcricket, Inc. (the “Company”) entered into an amendment to the Financing and Security Agreement (the “Agreement”), with Fast Pay Partners LLC (“Fast Pay”).  The amendment (“Amendment No. 2”) modifies the Agreement entered into on June 2, 2014, as amended on June 4, 2014 (“Amendment No. 1”), between the Company and Fast Pay, creating an accounts receivable-based credit facility.

The Agreement retains substantially the same terms as the original Financing and Security Agreement, as amended, as described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2014, except for the following:

(a)      The advance rate will increase to 80% of the gross value of Invoices, as defined in the Agreement.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, as amended.  Copies of the Agreement and Amendment No. 1 are attached as Exhibits 10.1 and 10.2, respectively, to the Company’s Form 10-Q for the quarter ended May 31, 2014, filed with the Securities and Exchange Commission on July 11, 2014. A copy of Amendment No. 2 is attached hereto as Exhibit 10.1.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits

No.           Description

10.1	Amendment No. 2 to the Financing and Security Agreement between Hipcricket, Inc. and Fast Pay Partners LLC dated October 15, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Hipcricket, Inc.
(Registrant)

Date: October 20, 2014	By:	/s/ Todd E. Wilson
Chief Executive Officer